Exhibit 99.1

NEWS
RELEASE

2011-12

FOR IMMEDIATE RELEASE
Contact: Kristine Boyd
713-688-9600 x135

FRONTIER OIL ANNOUNCES SHAREHOLDER APPROVAL OF
MERGER WITH HOLLY CORPORATION

HOUSTON, TEXAS, June 28, 2011 – Frontier Oil Corporation (NYSE: FTO) (“Frontier”) today announced that, at a special meeting of Frontier shareholders held today in Houston, Frontier shareholders voted to approve the merger agreement with Holly Corporation (NYSE: HOC) (“Holly”), which provides for the merger of Frontier into a subsidiary of Holly.  The merger agreement was approved by 99% of the total votes cast by Frontier shareholders at the meeting.  Upon consummation of the transaction, Holly will change its name to HollyFrontier Corporation.

Mike Jennings, Frontier's Chairman, President and Chief Executive Officer said, “We are pleased that our shareholders overwhelmingly supported our merger with Holly. This combination will deliver value for the shareholders of both companies through an expanded asset footprint, reduced costs, increased operational efficiencies and a strong balance sheet.  I want to thank our shareholders, customers and dedicated employees for their support throughout this process and look forward to moving forward as an even stronger combined entity.”

HollyFrontier Corporation, which will have a refining capacity in excess of 440,000 barrels-per-day (bpd) across five refineries, will serve the niche mid-continent, Rocky Mountain and southwestern refining markets and will have access to growing regional domestic and Canadian crude oil supplies.

As previously announced, the Boards of Directors of both Frontier and Holly unanimously approved a definitive merger agreement under which the companies will combine in an all-stock merger of equals transaction. In accordance with the terms of the merger agreement, Frontier shareholders will receive 0.4811 Holly shares for each share of Frontier common stock that they own at closing. The transaction is anticipated to be consummated on July 1, 2011, and the combined entity will trade under the symbol HFC.

About Frontier

Frontier Oil Corporation operates a 135,000 bpd refinery located in El Dorado, Kansas, and a 52,000 bpd refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states. Information about the Company may be found on its website www.frontieroil.com.

Important Information for Investors and Shareholders

In connection with the proposed merger of equals transaction between Holly and Frontier, Holly has filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that includes a joint proxy statement of Holly and Frontier and constitutes a prospectus of Holly, which the SEC has declared effective. Holly and Frontier may also file other documents with the SEC concerning the proposed merger. INVESTORS AND SECURITY HOLDERS OF HOLLY AND FRONTIER ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus and other documents containing important information about Holly and Frontier through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Holly are available free of charge on Holly’s website at www.hollycorp.com under the tab “Investors” or by contacting Holly’s Investor Relations Department at (214) 871-3555. Copies of documents filed with the SEC by Frontier are available free of charge on Frontier’s website at www.frontieroil.com under the tab “Investor Relations” and then under the tab “SEC Filings” or by contacting Frontier’s Investor Relations Department at (713) 688-9600.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements regarding the effects of the proposed merger and statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” or similar expressions. Forward looking statements relating to expectations about future results or events are based upon information available to Holly and Frontier as of today’s date, and are not guarantees of the future performance of Holly, Frontier or the combined company, and actual results may vary materially from the results and expectations discussed. For instance, there is no assurance that the proposed merger will be consummated. The merger agreement will terminate if either Holly or Frontier fails to satisfy conditions to closing. Additional risks and uncertainties related to the proposed merger include, but are not limited to, the successful integration of Holly’s and Frontier’s businesses and the combined company’s ability to compete in the highly competitive refining and marketing industry. The revenues, earnings and business prospects of Holly, Frontier and the combined company and their ability to achieve planned business objectives will be subject to a number of risks and uncertainties. These risks and uncertainties include, among other things, risks and uncertainties with respect to the actions of actual or potential competitive suppliers of refined petroleum products in Holly’s, Frontier’s and the combined company’s markets; the demand for and supply of crude oil and refined products; the spread between market prices for refined products and market prices for crude oil; the possibility of constraints on the transportation of refined products; the possibility of inefficiencies, curtailments or shutdowns in refinery operations or pipelines; effects of governmental and environmental regulations and policies; the availability and cost of financing; the effectiveness of capital investments and marketing strategies; efficiency in carrying out construction projects; the ability to acquire refined product operations or pipeline and terminal operations on acceptable terms and to integrate any existing or future acquired operations; the possibility of terrorist attacks and the consequences of any such attacks; and general economic conditions.

Holly and Frontier caution that the foregoing list of risks and uncertainties is not exclusive. Additional information concerning these and other risks is contained in Holly’s and Frontier’s most recently filed Annual Report on Form 10-K, subsequent Quarterly Report on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning Holly, Frontier, the proposed merger or other matters and attributable to Holly or Frontier or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Neither Holly nor Frontier undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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10000 Memorial Drive, Suite 600   Houston, Texas 77024-3411   (713) 688-9600   Fax (713) 688-0616